U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2003

Commission file number 0-23619

Tarpon Coast Bancorp, Inc.

(Exact name of small business issuer as specified in its charter)

Florida	65-0772718

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1490 Tamiami Trail
Port Charlotte, FL 33948-1004
(Address of principal executive offices)

941-629-8111
(Registrant’s telephone number)

Signatures

Item 12. Results of Operations and Financial Condition.

Tarpon Coast Bancorp, Inc. Reports First Quarter 2003 Operating Results

PORT CHARLOTTE, Fla., April 21 /PRNewswire/ — Tarpon Coast Bancorp, Inc. (OTC Bulletin Board: TCBA) today announced its operating results for the first quarter of 2003. For the three-month period ending March 31, 2003, the Company reported net income of $168,222 or $.14 per share, an improvement of approximately $185,000 or $.15 per share over the same period in 2002. While average market interest rates during the first quarter of 2003 were lower than those during the comparable period for 2002, net interest margins improved from 4.09% in 2002 to 4.56% in 2003. This improvement in net interest margins in 2003 contributed $106,000 to net interest income over that reported for 2002. Average earning assets between the comparable three-month periods increased by 6% contributing another $49,000 to net interest income over reported 2002 levels. In addition, non-interest income for the current quarter improved by 42% over 2002 levels to $439,000, substantially as a result of the Company’s continuing efforts in expanding its financial services and residential secondary market activities. Net income for the current quarter was also favorably impacted by the recognition of $82,000 in deferred tax benefits reflecting the Company’s potential for the recovery of net operating loss carry-forward benefits.

The Company, through its subsidiary banking organization, Tarpon Coast National Bank, has maintained a growth strategy in order to fully leverage and utilize its capital to achieve critical mass. Consistent with this strategy, investments continue to be made in facilities, personnel, and products that were significant in increasing non-interest expenses for the current three-month by $201,000 or 18% over 2002 levels.

A financial table follows:

	Three-Months Ended March 31,

	(Dollars in Thousands)
	2003	2002

Balance Sheet Data:
Total Assets	$107,168	$98,635
Total Customer Deposits	$97,997	$89,902
Gross Loans	$77,133	$61,333
Operating Statement Data:
Net Interest Income	$1,022	$867
Provision for Loan Losses	$49	$69
Non-interest Income	$439	$309
Non-interest Expenses	$1,326	$1,124
Income (taxes) benefit	$82	—
Net Income (Loss)	$168	($17)
Net Income (Loss) Per Share	$.14	($.01)
Number of banking offices	3	3

Except for historical information contained herein, this news release contains comments or information that constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involves significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

Signatures

Pursuant to the requirements of the securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tarpon Coast Bancorp, Inc.

Date: April 21, 2003	/s/ Lewis S. Albert Lewis S. Albert Chief Executive Officer